Exhibit 99.1

News Release	iStar Financial Inc. 1114 Avenue of the Americas New York, NY 10036 (212) 930-9400

COMPANY CONTACTS		[NYSE: SFI]
Catherine D. Rice Chief Financial Officer	Andrew C. Richardson Executive Vice President – Capital Markets	Andrew G. Backman Vice President – Investor Relations

iStar Financial Announces Third Quarter 2005 Results

•      Adjusted earnings per diluted common share reach $0.98 for the third quarter 2005, up 18% from prior quarter.

•      New financing activity totals $819.1 million in 22 separate transactions.

•      Total revenues reach $222.2 million, up nearly 12% quarter-over-quarter.

•      Year-to-date originations exceed $3.0 billion, surpassing full-year 2004 volumes.

•      Company increases full year 2005 diluted AEPS guidance to $3.30 - $3.40.

NEW YORK – October 27, 2005 – iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, today reported third quarter results for the quarter ended September 30, 2005.

iStar reported adjusted earnings for the third quarter 2005 of $0.98 per diluted common share, up from $0.87 per diluted common share for the third quarter 2004. Adjusted earnings allocable to common shareholders for the third quarter 2005 were $112.2 million on a diluted basis, compared to $97.5 million for the third quarter 2004. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the third quarter 2005 was $46.8 million, or $0.41 per diluted common share, compared with $73.3 million, or $0.65 per diluted common share, for the third quarter of 2004. Third quarter 2005 net income includes a $37.5 million non-cash charge for prepayment of its STARs asset-backed notes. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Third Quarter 2005 Results

Net investment income for the quarter was $48.2 million, compared to $97.7 million for the third quarter of 2004. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP. Accordingly, this measure was also impacted by a $44.3 million total charge for the prepayment of the STARs asset-backed notes.

iStar Financial announced that during the third quarter, it closed 22 new financing commitments for a total of $819.1 million, of which $435.8 million was funded during the quarter. In addition, the Company funded $103.9 million under pre-existing commitments and received $730.0 million in principal repayments. Cumulative repeat customer business totaled $8.4 billion at September 30, 2005.

For the quarter ended September 30, 2005, iStar Financial generated returns on average book assets and average common book equity of 6.2% and 22.6%, respectively. These returns were favorably impacted by substantial fees associated with the prepayment of several of the Company’s loans, resulting in Other Income of $43.7 million for the quarter. For the quarter, the Company’s debt to book equity plus accumulated depreciation and loan loss reserves, as determined in accordance with GAAP, was 1.8x.

As of September 30, 2005, the Company’s loan portfolio consisted of 63% floating rate and 37% fixed rate loans. The weighted average GAAP LIBOR margin of floating rate loans was 5.1%. The weighted average GAAP margin of the Company’s fixed rate loans was 7.1% on a term-adjusted basis.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “iStar’s multi-discipline franchise, tested in several competitive economic cycles, continues to produce attractive financing opportunities in our targeted market, despite continuing high levels of liquidity in commercial real estate. In the third quarter, new financing activity was over $800 million from 22 separate transactions, bringing our nine-month originations to just over $3.0 billion, surpassing our full-year 2004 origination total.”

Mr. Sugarman continued, “While originations were strong, our repayment activity remained high during the quarter as borrowers continue to receive extremely attractive prices for their assets, more than compensating them for the material prepayment penalties associated with many of our loans.”

Mr. Sugarman concluded, “We will remain disciplined in investing our capital and continue to avoid areas where increased liquidity is resulting in commodity-like returns. Our increased origination volumes and number of completed investment transactions for the first three quarters this year demonstrates the depth and strength of our franchise. We continue to gain new customers and complete more transactions with repeat customers who value the expertise and one-call responsiveness on which we have built our reputation.”

Capital Markets Summary

During the third quarter, iStar Financial added four new participants to its unsecured credit facility and increased total capacity by $250 million to $1.5 billion. The facility now has 32 participants from leading financial institutions. The Company also allowed $850 million of secured credit facility capacity to expire during the quarter.

In August, the Company repaid a $76 million secured financing, and in September, the Company redeemed $621 million of outstanding asset-backed notes under its STARs on-balance sheet match funding program. Subsequent to quarter end, iStar Financial also repaid a $135 million secured financing in advance of its 2008 maturity date. These secured debt repayments unencumbered over $1.6 billion of assets. Pro forma for the October repayment, secured debt as a percentage of total debt represented just 8.3% of the Company’s total debt at September 30, 2005. Unencumbered assets at quarter end represented 94.2% of total assets, also on a pro forma basis.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “During the third quarter, we completed our goals of substantially unencumbering our asset base, decreasing secured debt, and increasing unsecured credit capacity to replace expiring secured credit facilities. This year, we upsized our unsecured credit facility by $250 million and we are comfortable that the Company has ample short-term capital available to fund our business. With these substantial secured debt repayments, we have completed the transition of the right side of the balance sheet to a profile that is consistent with an investment grade finance company.”

In September, the Company, through a 100% owned trust, issued $100 million of trust preferred securities having a 30-year term and bearing interest at a rate of LIBOR+1.50%. These securities are callable at par by the Company after five years, and are subordinate unsecured indebtedness of the Company.

As of September 30, 2005, the Company had $941.3 million outstanding under $2.2 billion in credit facilities. Consistent with its match funding policy under which a one percentage point change in interest rates cannot impact adjusted earnings by more than 2.5%, as of September 30, 2005, a 100 basis point increase in rates would have decreased the Company’s earnings by 0.03%.

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. The Company currently expects diluted adjusted earnings per share for the fiscal year 2005 of $3.30-$3.40, respectively, and diluted earnings per share for the fiscal year 2005 of $2.05-$2.15, respectively. The Company’s fiscal year 2005 GAAP earnings expectations include the effect of the prepayment of the Company’s STARs asset-backed notes program.

For fiscal year 2006, the Company expects diluted adjusted earnings per share of $3.35-$3.50 and diluted earnings per share of $2.35-$2.50, based on expected net asset growth of approximately $1.5 billion.

Ms. Rice commented, “Our earnings guidance assumes that velocity within the commercial real estate sector will remain high through 2006. We will continue to maintain our investment discipline, a hallmark of the Company, even when this results in slower overall growth.

Prepayment activity is forecasted to remain high, with most prepayments resulting from borrowers selling our collateral at values often far exceeding our valuation at the time of underwriting the investment. When prepayments are high, we tend to generate higher Other Income from prepayment penalties, but net asset growth is slower.”

Ms. Rice continued, “Our view continues to be that rising interest rates will benefit the Company by rewarding market share to capital providers with strong balance sheets and sophisticated underwriting skills. Further, because we are match funded, rising interest rates and changes in the shape of the yield curve have minimal impact on our earnings.”

Risk Management

At September 30, 2005, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 92.9% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets was 19.2% and 65.7%, respectively. As of September 30, 2005 the weighted average debt service coverage for all structured finance assets, based on either actual cash flow or trailing 12-month cash flow through June 30, 2005, was 2.2x.

At quarter end, the Company’s corporate tenant lease assets were 95.2% leased with a weighted average remaining lease term of 11.4 years. At quarter end, 79.3% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

At September 30, 2005, the weighted average risk ratings of the Company’s structured finance assets was 2.60 for risk of principal loss, compared to last quarter’s rating of 2.52, and 3.02 for performance compared to original underwriting, compared to last quarter’s rating of 3.10. The weighted average risk rating for corporate tenant lease assets was 2.36 at the end of the third quarter, unchanged from the prior quarter’s rating of 2.36.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 5.6% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 11.5% of the gross book value of the Company’s corporate tenant lease assets at quarter end.

At September 30, 2005, the Company’s non-performing loan assets (NPLs) represented 0.9% of total assets. NPLs represent loans on non-accrual status and repossessed real estate collateral. At September 30, 2005, the Company had two loans on non-accrual and no repossessed assets. In addition, watch list assets represented 0.1% of total assets at September 30, 2005.

Tim O’Connor, iStar Financial’s chief operating officer, stated, “The overall credit quality of our diverse asset base remained strong during the third quarter. We saw no significant changes in our overall loan portfolio or in the credit statistics in our corporate tenant lease assets. Further, we saw a reduction in the carrying value of our NPLs this quarter and no new NPLs were added to the list. We continue to believe that the collateral value underlying the two NPLs fully supports our basis in the loans.”

Dividend and Other Developments

On October 3, 2005, iStar Financial declared a regular quarterly dividend of $0.7325. The third quarter dividend is payable on October 31, 2005 to shareholders of record on October 17, 2005.

[Financial Tables to Follow]

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, October 27, 2005. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net investment income (1)	$48,208	$97,705	$238,651	$279,999
Other income	43,789	9,340	69,861	32,078
Non-interest expense (2)	(34,134)	(29,587)	(102,860)	(199,019)
Minority interest in consolidated entities	(401)	(227)	(681)	(487)
Income from continuing operations	$57,462	$77,231	$204,971	$112,571

Income from discontinued operations	521	5,858	1,665	18,287
Gain from discontinued operations	552	2,013	958	2,149
Preferred dividend requirements (3)	(10,580)	(10,580)	(31,740)	(40,760)
Net income allocable to common shareholders and HPU holders (4)	$47,955	$74,522	$175,854	$92,247

(1)   Net investment income for the three months and nine months ended September 30, 2005 includes a $44.3 million charge relating to the redemption of $620.7 million of STARs asset backed notes. Net investment income for the nine months ended September 30, 2004 includes an $11.5 million charge relating to the redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2)   Non-interest expense for the nine months ended September 30, 2004, includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(3)   Preferred dividend requirements for the nine months ended September 30, 2004, includes $9.0 million related to the redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4)   HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	September 30, 2005	December 31, 2004
	(unaudited)

Loans and other lending investments, net	$4,190,491	$3,938,427
Corporate tenant lease assets, net	2,997,792	2,877,042
Other investments	236,666	82,854
Total assets	7,960,569	7,220,237
Debt obligations	5,238,280	4,605,674
Total liabilities	5,386,802	4,745,749
Total shareholders’ equity	2,544,054	2,455,242

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Interest income	$100,833	$89,593	$299,118	$263,957
Operating lease income	77,568	73,519	231,760	209,563
Other income	43,789	9,340	69,861	32,078
Total revenue	222,190	172,452	600,739	505,598

Costs and expenses:
Interest expense	80,731	59,182	231,336	170,710
Operating costs - corporate tenant lease assets	5,839	4,350	17,103	13,152
Depreciation and amortization	18,174	16,345	53,841	46,799
General and administrative	15,242	10,512	44,769	36,381
General and administrative - stock-based compensation expense	718	730	2,000	108,839
Provision for loan losses	—	2,000	2,250	7,000
Loss on early extinguishment of debt	44,362	—	44,362	13,178
Total costs and expenses	165,066	93,119	395,661	396,059

Income from continuing operations before other items	57,124	79,333	205,078	109,539
Equity in earnings from joint ventures	739	(1,875)	574	3,519
Minority interest in consolidated entities	(401)	(227)	(681)	(487)
Income from continuing operations	57,462	77,231	204,971	112,571

Income from discontinued operations	521	5,858	1,665	18,287
Gain from discontinued operations	552	2,013	958	2,149
Net income	58,535	85,102	207,594	133,007

Preferred dividends	(10,580)	(10,580)	(31,740)	(40,760)

Net income allocable to common shareholders and HPU holders	$47,955	$74,522	$175,854	$92,247

Net income per common share:
Basic (1)	$0.41	$0.66	$1.53	$0.83
Diluted (2) (3)	$0.41	$0.65	$1.51	$0.81

Weighted average common shares outstanding:
Basic	112,835	111,230	112,313	109,803
Diluted	114,021	112,568	113,502	112,390

(1)  For the three months ended September 30, 2005 and 2004, excludes $1,177 and $1,191 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2005 and 2004, excludes $4,335 and $1,450 of net income allocable to HPU holders, respectively.

(2)  For the three months ended September 30, 2005 and 2004, excludes $1,165 and $1,178 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2005 and 2004, excludes $4,291 and $1,421 of net income allocable to HPU holders, respectively.

(3)  For the three and nine months ended September 30, 2004, includes $43 and $5 of joint venture income, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

ADJUSTED EARNINGS: (1)
Net income (2)	$58,535	$85,102	$207,594	$133,007
Add: Depreciation, depletion and amortization	19,485	17,644	56,016	50,664
Add: Joint venture income	31	43	105	7
Add: Joint venture depreciation and amortization	2,704	1,451	5,546	3,473
Add: Amortization of deferred financing costs (3)	45,336	7,427	60,837	26,598
Less: Preferred dividends (4)	(10,580)	(10,580)	(31,740)	(40,760)
Less: Gain from discontinued operations	(552)	(2,013)	(958)	(2,149)

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$114,928	$99,031	$297,295	$170,833
Diluted	$114,959	$99,074	$297,400	$170,840

Adjusted earnings per common share:
Basic: (5)	$0.99	$0.88	$2.58	$1.53
Diluted: (6)	$0.98	$0.87	$2.56	$1.50

Weighted average common shares outstanding:
Basic	112,835	111,230	112,313	109,803
Diluted	114,073	112,568	113,560	112,390

Common shares outstanding at end of period:
Basic	113,096	111,381	113,096	111,381
Diluted	114,333	112,647	114,333	112,647

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

(2)   For the three and nine months ended for September 30, 2005, includes a $44.3 million charge relating to the redemption of $620.7 million of STARs asset-backed notes. For the nine months ended  September 30, 2004, includes the Q1’04 CEO, CFO, and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of $11.5 million.

(3)   For the three and nine months ended September 30, 2005, includes a $37.5 million non-cash charge relating to the redemption of STARs asset-backed notes.

(4)   For the nine months ended September 30, 2004, includes $9.0 million relating to redemption of the 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock in Q1’04.

(5)   For the three months ended September 30, 2005 and 2004, excludes $2,820 and $1,583 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2005 and 2004, excludes $7,324 and $2,723 of net income allocable to HPU holders, respectively.

(6)   For the three months ended September 30, 2005 and 2004, excludes $2,791 and $1,565 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2005 and 2004, excludes $7,248 and $2,684 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	September 30, 2005	December 31, 2004
	(unaudited)

ASSETS

Loans and other lending investments, net	$4,190,491	$3,938,427
Corporate tenant lease assets, net	2,997,792	2,877,042
Other investments	236,666	82,854
Investments in joint ventures	202,610	5,663
Assets held for sale	19,980	—
Cash and cash equivalents	112,207	88,422
Restricted cash	31,254	39,568
Accrued interest and operating lease income receivable	35,534	25,633
Deferred operating lease income receivable	73,717	62,092
Deferred expenses and other assets	51,115	100,536
Goodwill	9,203	—
Total assets	$7,960,569	$7,220,237

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$148,522	$140,075

Debt obligations:
Unsecured senior notes	3,641,775	2,064,435
Unsecured revolving credit facilities	930,000	840,000
Secured revolving credit facilities	11,325	78,587
Secured term loans	557,217	693,472
Other debt obligations	97,963	—
iStar Asset Receivables secured notes	—	929,180
Total liabilities	5,386,802	4,745,749
Minority interest in consolidated entities	29,713	19,246
Shareholders’ equity	2,544,054	2,455,242
Total liabilities and shareholders’ equity	$7,960,569	$7,220,237

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE  STATISTICS

	Three Months Ended
	September 30, 2005
Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$114,928
Plus: Preferred dividends	10,580
Adjusted basic earnings before preferred dividends	$125,508

Adjusted basic earnings before preferred dividends - Annualized (A)	$502,034
Average total book assets (B)	$8,160,289

Return on average book assets (A) / (B)	6.2%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$114,928
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$459,714

Average total book equity	$2,542,119
Less: Average book value of preferred equity	(506,176)
Average common book equity (D)	$2,035,943

Return on average common book equity (C) / (D)	22.6%

Efficiency Ratio

General & administrative expenses	$15,242
Plus: General and administrative - stock-based compensation	718
Total corporate overhead (E)	$15,960

Total revenue (F)	$222,190

Efficiency ratio (E) / (F)	7.2%

CREDIT STATISTICS

Book Debt (A)	$5,238,280

Book Equity	$2,544,054
Plus: Accumulated Depreciation and Loan Loss Reserves	327,656
Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (B)	$2,871,710

Book Debt / Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (A)/(B)	1.8	x

Ratio of earnings to fixed charges	1.7	x

Ratio of earnings to fixed charges and preferred stock dividends	1.5	x

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing.  It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

	Three Months Ended
	September 30, 2005
Adjusted EBITDA Interest Coverage
Adjusted EBITDA(1) (2) (C)	$203,320
GAAP interest expense (D)	$80,731

Adjusted EBITDA / GAAP interest expense (C) / (D)	2.5	x

Adjusted EBITDA Fixed Charge Coverage
Adjusted EBITDA(1) (2) (C)	$203,320

GAAP interest expense	$80,731
Plus: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$91,311

Adjusted EBITDA / GAAP interest expense and preferred dividends (C) / (E)	2.2	x

Unencumbered assets	$7,302,300

RECONCILIATION OF NET INCOME TO EBITDA

Net Income	$58,535
Add: GAAP interest expense	80,731
Add: Depreciation, depletion and amortization	19,692

EBITDA (2)	$158,958

Add: Loss on early extinguishment of debt	$44,362

Adjusted EBITDA (1) (2)	$203,320

(1)   Adjusted EBITDA is EBITDA plus loss on early extinguishment of debt.

(2)   EBITDA and Adjusted EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Neither Adjusted EBITDA nor EBITDA should be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are these measures indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating Adjusted EBITDA and EBITDA may differ from the calculations of similarly-titled measures by other companies.

FINANCING VOLUME SUMMARY STATISTICS

Three Months Ended September 30, 2005

	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE	OTHER
	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$184,471	$178,985	$363,456	$29,240	$43,111
Weighted average GAAP yield (1)	11.05%	9.59%	10.33%	8.22%	N/A
Weighted average all-in spread/margin (basis points) (2)	730	599	—	384	N/A
Weighted average first $ loan-to-value ratio	68.0%	7.3%	38.1%	N/A	N/A
Weighted average last $ loan-to-value ratio	80.0%	68.5%	74.3%	N/A	N/A

UNFUNDED COMMITMENTS
Number of assets with unfunded commitments	41
Discretionary commitments	$39,721
Non-discretionary commitments	966,746
Total unfunded commitments	$1,006,467
Estimated weighted average funding period	Approximately 5.9 years

(1)   Yield excludes up-front fees earned from an acquistion financing funded during the quarter.

(2)   Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of		As of
	September 30, 2005		December 31, 2004
	$	%	$	%
Carrying value of non-performing loans /
As a percentage of total assets	$72,011	0.90%	$27,526	0.38%

Provision for loan losses /
As a percentage of total assets	$46,876	0.59%	$42,436	0.59%
As a percentage of non-performing loans		65%		154%

	Nine Months Ended		Year Ended
	September 30, 2005		December 31, 2004
	$ %		$ %
Net charge-offs /
As a percentage of total assets	$0	0.00%	$0	0.00%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE (1)

	Year Ending	Year Ending
	December 31, 2005	December 31, 2006

Earnings per diluted common share guidance	$2.05 - $2.15	$2.35 - $2.50
Add: Depreciation and amortization per diluted common share	$1.15 - $1.35	$0.85 - $1.15
Adjusted earnings per diluted common share guidance	$3.30 - $3.40	$3.35 - $3.50

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

PORTFOLIO STATISTICS AS OF SEPTEMBER 30, 2005 (1)

	$	%
Security Type
Corporate Tenant Leases	$3,346	43.0%
First Mortgages (2)	3,038	39.1
Corporate / Partnership Loans	1,199	15.4
Other Investments	191	2.5
Total	$7,774	100.0%

Collateral Type
Office (CTL)	$1,666	21.4%
Industrial/R&D	1,241	16.0
Office (Lending)	826	10.6
Entertainment / Leisure	707	9.1
Hotel (Lending)	557	7.2
Mixed Use / Mixed Collateral	528	6.8
Apartment / Residential	455	5.8
Retail	796	10.2
Hotel (Investment Grade CTL)	268	3.5
Other	730	9.4
Total	$7,774	100.0%

Collateral Location
West	$1,945	25.0%
Northeast	1,483	19.1
Southeast	1,132	14.5
Central	755	9.7
Mid-Atlantic	611	7.9
Various	641	8.2
South	482	6.2
North Central	291	3.8
Northwest	206	2.7
Southwest	228	2.9
Total	$7,774	100.0%

(1)   Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations.”

(2)   Includes $342.0 million of junior participation interests in first mortgages.